UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2009

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 733-2323

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 25, 2009, Pfizer Inc., a Delaware corporation (the “Company”), Wyeth, a Delaware corporation, and Wagner Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Pfizer (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Merger Sub would merge with and into Wyeth (the “Merger”) with Wyeth surviving as a wholly owned subsidiary of the Company.  The Merger Agreement provides that, upon completion of the Merger, the Company will appoint to the Company board of directors two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the Merger Agreement.

            On September 24, 2009, the Company board of directors expanded the size of the board from 14 to 16 members. In addition, the Company board of directors appointed Frances D. Fergusson and John P. Mascotte to serve as members of the board, each to serve until the election and qualification of a successor or the earlier death, resignation or removal of the director. Both the expansion of the Company board of directors and the appointment of Frances D. Fergusson and John P. Mascotte to the Company board of directors are subject to, and will become effective upon, consummation of the Merger.  Frances D. Fergusson and John P. Mascotte will receive compensation and be provided indemnification agreements as non-employee directors in accordance with the Company's non-employee director compensation practices described in the Company's Annual Proxy Statement filed with the Securities and Exchange Commission on March 13, 2009.

            A copy of the press release announcing the appointment of Frances D. Fergusson and John P. Mascotte to the Company board of directors is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 25, 2009

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Matthew Lepore Matthew Lepore
Title: Vice President, Chief Counsel - Corporate Governance, and Assistant General Counsel
Dated: September 25, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 25, 2009